Exhibit 5.1

GoHealth, Inc.
222 W Merchandise Mart Plaza, Suite 1750 Chicago, IL 60654

December 16, 2025
GoHealth, Inc.
222 W Merchandise Mart Plaza, Suite 1750
Chicago, IL 60654
    Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
I am issuing this opinion letter in my capacity as Chief Legal Officer of GoHealth, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of the Registration Statement on Form S-3 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), filed on December 16, 2025.
The Registration Statement relates to the resale, from time to time, by the selling stockholder named in the prospectus contained in the Registration Statement (the “Selling Stockholder”) of up to 9,566,028 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 4,179,850 shares of Class A Common Stock (the “Outstanding Shares”) that are issued and outstanding as of the date hereof and (ii) 5,386,178 shares of Common Stock (the “Issuable Shares”) that are issuable by the Company upon the exchange by holders thereof of common units of GoHealth Holdings, LLC (“GoHealth Holdings”) and the cancellation of a corresponding number of shares of Class B common stock of the Company, par value $0.0001 per share (“Class B Common Stock”).
In connection with this opinion, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as I deemed necessary or advisable for purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of GoHealth, Inc., filed with the Secretary of the State of Delaware on July 17, 2020 (as amended through the date hereof, the

GoHealth, Inc.
GoHealth, Inc. December 16, 2025 Page 2

“Company Charter”), (ii) the Second Amended and Restated Limited Liability Company Agreement of GoHealth Holdings, dated July 15, 2020 (as amended through the date hereof, the “GoHealth Holdings LLC Agreement”), (iii) various minutes and records of the corporate proceedings of the Company with respect to the Registration Statement and the issuance of the Shares and (iv) the Registration Statement and the exhibits thereto. I am also familiar, through my employment with the Company, with the procedures undertaken by others with respect to the issuance of the Shares.
For the purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). I have also assumed that the Company followed the procedures in place and such procedures were properly reviewed by the auditors, consistent with the normal scope of each audit.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares have been duly authorized and (i) the Outstanding Shares are validly issued, fully paid and non-assessable and (ii) when the Issuable Shares have been duly issued upon the exchange of common units of GoHealth Holdings and the cancellation of a corresponding number of shares of Class B Common Stock, in each case, in accordance with the GoHealth Holdings LLC Agreement and the Company Charter, the Issuable Shares will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware. I express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and I expressly disclaim any obligation to update or supplement this letter or advise you of any change in any matter after the date hereof.
I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also consent to the reference to my name under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

GoHealth, Inc.
GoHealth, Inc. December 16, 2025 Page 3

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.
Sincerely,

/s/ Bradley Burd

Bradley Burd
Chief Legal Officer, GoHealth, Inc.